PROSPECTUS SUPPLEMENT
 (TO PROSPECTUS DATED JUNE 18, 1997)


               4,000,000 TRUST CONVERTIBLE PREFERRED SECURITIES
                           MCKESSON FINANCING TRUST
                   5% TRUST CONVERTIBLE PREFERRED SECURITIES
        (LIQUIDATION AMOUNT $50 PER CONVERTIBLE PREFERRED SECURITY)
                GUARANTEED TO THE EXTENT SET FORTH HEREIN BY,
                             MCKESSON CORPORATION
                               ----------------

      This prospectus supplement supplements and amends the prospectus dated June 18, 1997, relating to the 5% Trust Convertible Preferred Securities of McKesson Corporation ("McKesson"). The Convertible Preferred Securities represent preferred undivided beneficial interests in the assets of McKesson Financing Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of McKesson common stock, par value $.01 per share, issuable upon conversion of the Convertible Preferred Securities.

      On October 17, 1998, McKesson and HBO & Company ("HBOC"), a leading healthcare information company, signed a definitive merger agreement for McKesson to acquire HBOC. Under the terms of the merger agreement, stockholders of HBOC would receive 0.37 shares of McKesson common stock for each share of HBOC common stock in a tax-free exchange. The merger of the two companies, which is subject to the approval of the stockholders of McKesson and HBOC at meetings scheduled to occur on January 12, 1999, and other customary conditions, would be accounted for as a pooling of interests and is anticipated to close in the first quarter of 1999. The new company would be named McKesson HBOC, and the corporate headquarters of McKesson HBOC would be located in San Francisco, California.

      Upon completion of the merger, Charles W. McCall, currently president and chief executive officer of HBOC, would become chairman of McKesson HBOC's board of directors, and Mark A. Pulido, currently president and chief executive officer of McKesson, would become president and chief executive officer of McKesson HBOC. Also upon completion of the merger, McKesson HBOC's board of directors would consist of ten members, which would include five members from the current McKesson board and five members from the current HBOC board.

      The table on pages 56 through 58 of the prospectus, which sets forth information with respect to the Selling Holders (as defined in the prospectus) and the respective amounts of Convertible Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the prospectus (as supplemented and amended), is hereby amended by (i) the deletion of item 65 of that table and the substitution therefor of item 65 below and (ii) the addition of item 93 to that table as follows:

                                  Convertible Preferred    Number of                Convertible Preferred
                                  Securities Owned         Convertible Preferred    Securities Owned
                                  Prior to Offering        Securities Offered       After Offering
                                  ---------------------    ---------------------    ---------------------
 "Selling Holder                  Number        Percent                             Number        Percent
 ---------------                  ------        -------                             ------        -------
 65. Salomon Smith Barney Inc.    31,620         0.791%         31,620                 0            0.00

 93. Koch Industries, Inc.        10,000         0.250%         10,000                 0            0.00


      The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Preferred Securities and McKesson Common Stock issuable upon conversion of the Convertible Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

 CONSIDER CAREFULLY THE RISK FACTORS ABOVE AND BEGINNING ON PAGE 6 IN THIS PROSPECTUS.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 This prospectus supplement is dated December 22, 1998.